UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 20, 2006

 VOICE DIARY INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50029
(Commission File Number)

73-1629948
(I.R.S. Employer Identification No.)

343 Sui Zhou Zhong Road
Sui Ning, Si Chuan Province, P.R.China
(Address of Principal Executive Offices) (Zip Code)

(954) 975-9601
(Registrant's Telephone Number, Including Area Code)

Copies to:
Greentree Financial Group, Inc.
7951 SW 6th Street, Suite 216
Plantation, FL 33324
(954) 424-2345 Tel
(954) 424-2230 Fax

    This Current Report on Form 8-K is filed by Voice Diary Inc., a Delaware corporation (the “Registrant”), in connection with the items set forth below.

ITEM 2.01 Completion of Acquisition or Disposition of Assets

    On August 22, 2006, the Registrant executed an Agreement (the “Agreement”) between the Registrant and Voice Diary Ltd, an Israeli company ("VDL"), and Arie Hinkis, an individual resident of the State of Israel ("AH"), pursuant to which the Registrant agrees to sell its ownership of VDL, which is 99.8% of the share capital of VDL, to AH and AH wishes to buy VDL from VDI and the parties agree that VDL will undertake to pay royalties to VDI. A copy of the Agreement is attached as Exhibit 10 to this Current Report of the Registrant filed herewith.

Closing of the Agreement

Pursuant to and at the closing of the Agreement, which occurred as of June 20, 2006, AH tendered a cash purchase price of $1,000 as well as assumption of certain liabilities in exchange for 99.8% of the share capital of VDL held by the Registrant. As a result of the transactions consummated at the closing, the purchase and issuance will give AH a 'controlling interest' in VDL, and VDL will be no longer a wholly-owned subsidiary of the Registrant.

AH is a former officer and director of the Registrant and is fully informed of and aware of the structure and status of the corporation in which he is acquiring an interest as represented by VDL. AH is fully informed and aware of the status of the assets, debts and condition of VDL and AH acknowledges that he is purchasing it in its current condition and without further warranties from the Registrant.

VDL will retain the obligation for all liabilities to third parties and will hold all rights to receivables, subject to Section 3 of the Agreement which governs royalties, as of the date hereof. The parties expressly agree that all liabilities and receivables (subject to Section 3 of the Agreement which governs royalties) between the Registrant and VDL are extinguished by the parties through this agreement and VDL hereby releases the Registrant from any third party liabilities arising out of VDL’s operations. VDL will also assume any liabilities that may arise after closing.

The Registrant currently has 20,000,000 issued and outstanding shares of common stock that trade on the Over-The-Counter Bulletin Board under the symbol "VDYI".

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOICE DIARY INC.

Date: August 22, 2006	By:	/s/ Arie Hinkis
Arie Hinkis President and Director

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EXHIBIT INDEX

Exhibit Number	Description

10.1	Agreement, dated June 20, 2006

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